Exhibit 2

EXECUTION VERSION

BACKSTOP AGREEMENT

WHEREAS, this backstop agreement dated as of June 18, 2015 (this “Agreement”) sets out the agreement among North American Palladium Ltd. (the “Company”) and BCP III NAP L.P. (the “Backstopper”) regarding the obligation of the Backstopper to purchase any and all Common Shares that are offered but not otherwise purchased pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege under the Rights Offering, on the terms and conditions set forth in this Agreement;

WHEREAS, the Company and the Backstopper are parties to a Recapitalization Agreement dated as of the date hereof (together with the Schedules thereto, the “Recapitalization Agreement”) regarding the principal aspects of a series of transactions (the “Recapitalization”) under which, among other things, (a) common shares in the capital of the Company (“Common Shares”) will be issued to the Backstopper in full and final satisfaction of, and in exchange for, all amounts owing to it under the Brookfield Existing Loan, (b) Common Shares will be issued to holders (“Debentureholders”) of (i) the 6.15% convertible debentures due September 30, 2017, (ii) the 7.5% convertible debentures due January 31, 2019, and (iii) the 7.5% convertible debentures due April 11, 2019 issued by the Company (collectively, the “Debentures”) in full and final satisfaction of, and in exchange for, all amounts owing to Debentureholders, (c) the outstanding restricted share units of the Company, whether vested or not, will be exchanged for such number of Common Shares as were subject to the restricted share units immediately prior to the Recapitalization, (d) the Company will effect a consolidation of the Common Shares such that every 400 Common Shares issued and outstanding shall be converted into one new Common Share, (e) the outstanding stock options and Common Share purchase warrants will be terminated and cancelled without payment or compensation therefor, and (f) the Company will undertake a Rights Offering, as more fully defined and described in the Recapitalization Agreement and Schedule C attached thereto (with the terms agreed to and set out therein, in the term sheet attached to the Recapitalization Agreement as Schedule B (the “Term Sheet”), in the Recapitalization Agreement, in the Support Agreement and in this Agreement, being the “Recapitalization Terms”), which Recapitalization Terms shall form the basis of a plan of arrangement (the “Plan”) and related transactions concerning the Company in proceedings (the “Recapitalization Proceedings”) under the Canada Business Corporations Act;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Schedules hereto or in the Recapitalization Agreement;

NOW THEREFORE, the Company and the Backstopper (each, a “Party” and collectively, the “Parties”) hereby agree as follows:

1.	Rights Offering

(a)	Subject to and in accordance with the terms and conditions of this Agreement, the Company shall undertake the Rights Offering, in the manner and on the terms set forth in the Recapitalization Agreement, under which each holder of record of Common Shares on the Record Date will have the right to acquire additional Common Shares (the “Basic Subscription Privilege”).

(b)	Each holder of record of Common Shares on the Record Date who, prior to the Expiry Time, has subscribed for the maximum number of Common Shares to which such holder is entitled under the Basic Subscription Privilege, and only such holders, shall have the right to subscribe, prior to the Expiry Time, for additional Common Shares in accordance with Section 7.3 of National Instrument 45-101 – Rights Offerings (“NI 45-101”) by the Expiry Time, if any such additional Common Shares are available following the exercise of the Basic Subscription Privilege (the “Additional Subscription Privilege”). A holder who exercises the Additional Subscription Privilege will receive the lesser of the number of Common Shares that holder subscribes for under the Additional Subscription Privilege and that holder’s proportionate share of the additional Common Shares available pursuant to the Additional Subscription Privilege calculated on a pro rata basis as to be described in the Information Circular.

(c)	The Information Circular or Registration Statement, as applicable, will provide for:

(i)	the manner in which holders of record of Common Shares on the Record Date may elect to participate in the Rights Offering;

(ii)	the manner in which such holders will be informed of the number of Common Shares to be acquired by them pursuant to the Basic Subscription Privilege and the aggregate Issue Price therefor; and

(iii)	the manner in which such holders will be informed of the number of Common Shares that are available pursuant to the Additional Subscription Privilege.

2.	Covenants and Agreements of the Backstopper

(a)	Subject to and in accordance with the terms and conditions of this Agreement, the Backstopper agrees to:

(i)	purchase from the Company, at the Issue Price and on the Closing Date, the Common Shares that were not otherwise subscribed for and taken up in the Rights Offering (after the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege) by holders of Rights prior to the Expiry Time (the “Backstopped Shares”);

(ii)	co-operate with the Company (at the sole cost and expense of the Company) in the preparation of the Information Circular and the preparation and filing of the Registration Statement to the extent information is required from the Backstopper or is otherwise contemplated hereunder; and

(iii)	refrain, and cause its affiliates and any other Person over which it exercises control or direction to refrain, from exercising all or any part of its Additional Subscription Privilege.

(b)	The Backstopper represents, warrants and covenants that it has, and on the Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time), the financial ability and sufficient funds to make and complete the payment for all of the Backstopped Shares and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other Person. The Backstopper acknowledges and covenants that it will in connection with Section 6.1 of NI 45-101 deliver to the Company satisfactory evidence of the foregoing for delivery to the Securities Commissions at or prior to the time of filing of the Information Circular with the Securities Commissions.

3.	Acknowledgements, Agreements, Covenants and Consents of the Company

Subject to and in accordance with the terms and conditions of this Agreement, the Company undertakes and agrees with and in favour of the Backstopper that:

(a)	The Company will advise the Backstopper, as soon as practicable following the Expiry Time, of the total number of Rights duly subscribed and paid for by holders of Rights under the Rights Offering, including those Rights subscribed and paid for pursuant to the Additional Subscription Privilege.

(b)	The Company will prepare, file and mail the Information Circular in accordance with the Recapitalization Agreement. The Company will take all other steps as may be necessary in order to qualify the distribution of the Securities in each of the Provinces of Canada.

(c)

The Company will use commercially reasonable efforts to, on or prior to the Plan Effective Date, have declared effective a registration statement under the United States Securities Act of 1933, as amended (the “US Securities Act”), and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) on Form F-7 registering the Common Shares issuable upon the exercise of the Rights (other than the Backstopped Shares), including any amendments or supplements as may be required pursuant to US Securities Laws. Such registration statement, including any exhibits, documents incorporated therein by reference and any amendments or supplements thereto, is referred to herein as the “Registration Statement”. The Company will take any and all other steps and proceedings that may be necessary in order to qualify the distribution of the Rights and the Common Shares issuable upon the exercise of the Rights (other than the Backstopped Shares) in the United States and to comply with US Securities Laws. The Company will also file any filings required by applicable state securities commissions in the United States, other than any filings (x) where the applicable state securities commission would conduct a substantive review of the Registration Statement or the prospectus included in the Registration Statement, or (y) which would result, in the reasonable judgment of the Company, in undue expense or delay to the closing of the Recapitalization. If required by Applicable Securities Laws, the Company will prepare and file within the time limits prescribed by Applicable Securities Laws any amendment to the

Registration Statement or any amending or supplemental documentation, including any free writing prospectus (as such term is defined in Rule 405 under the US Securities Act), or any similar document required to be filed by it under Applicable Securities Laws. It shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under Applicable Securities Laws as a result of any material change.

(d)	From the date hereof through the earlier of: (i) the Closing Date; and (ii) the termination of this Agreement, the Company will promptly notify the Backstopper in writing of any notice, written demand, request, inquiry or other correspondence (in each case, both formal or informal) by any Governmental Entity (A) that concerns any matter relating to the affairs, securities, directors or officers of the Company that may affect the Rights Offering or any other transaction contemplated herein, or (B) that relates to the issuance, or threatened or contemplated issuance, by any Governmental Entity of any cease trading or similar order or ruling relating to any securities of the Company. Any notice delivered to the Backstopper pursuant to this Section 3(d) shall contain reasonable details of the notice, demand, request, inquiry, correspondence, order or ruling in question.

(e)	The Company shall use reasonable best efforts to take all action as may be required and appropriate so that the Rights and the Common Shares issuable upon exercise of the Rights and in payment of the amounts described in Section 3(i) are approved for listing and posting for trading on the TSX as of the Plan Effective Date, subject to receipt of final documentation.

(f)	The Company shall take all action as may be required and appropriate so that, as of the Plan Effective Date, the Rights and the Common Shares issuable upon exercise of the Rights and in payment of the amounts described in Section 3(i) shall be freely tradable in Canada (provided that the trade is not a “control distribution” as defined in Canadian Securities Laws, no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, no extraordinary commission or consideration is paid to a person or company in respect of the trade, and if the selling security holder is an insider or officer of the Company, the selling security holder has no reasonable grounds to believe that the Company is in default of Canadian Securities Laws).

(g)	The Company shall use reasonable best efforts to take all action as may be required and appropriate so that, as of the Plan Effective Date, the Rights and the Common Shares issuable upon exercise of the Rights and in payment of the amounts described in Section 3(i) shall be eligible for immediate resale on or through the facilities of the TSX.

(h)

The Company shall take all action as may be required and appropriate so that the Rights Offering and the other transactions contemplated hereby will be effected in accordance with Applicable Securities Laws. The Company shall consult with the Backstopper upon its reasonable request regarding the manner in which the Rights

Offering and the other transactions contemplated hereby will comply with Applicable Securities Laws, and it shall provide to the Backstopper copies of any documents that are to be submitted by it to any Governmental Entity for such purpose prior to being so submitted, and shall give the Backstopper a reasonable opportunity to comment on same (including, for greater certainty, the Registration Statement and any agreement or instrument required to be filed and such reports, opinions and other agreements or instruments that may be reasonably requested by the Backstopper).

(i)	On the Closing Date, subject to approval by the TSX, the Company will issue to the Backstopper 251,256 Common Shares, in satisfaction of the Backstop Fee, subject to compliance by the Backstopper with its obligations hereunder.

(j)	The Backstopper acknowledges that the Backstopped Shares may not be freely tradeable.

(k)	The net proceeds received by the Company in connection with the Rights Offering shall be used by the Company to fund the ongoing operations and expansion at the Lac des Iles Mine, to repay the Brookfield Bridge Loan and for general corporate purposes, including those determined and approved by the board of directors in place on the completion of the Recapitalization.

(l)	At any time prior to the Closing Date, the Company will allow the Backstopper to conduct any due diligence investigations which it determines to be required, acting reasonably, to determine (i) if a Material Adverse Change has arisen as from the date of, and from the information disclosed in, the Information Circular or (ii) if any termination event has arisen under the terms of this Agreement.

4.	Representations and Warranties of the Backstopper

The Backstopper’s general partner, on behalf of the Backstopper, hereby represents and warrants to the Company (and acknowledges that the Company is relying upon such representations and warranties) that:

(a)	This Agreement has been duly executed and delivered by the Backstopper’s general partner, on behalf of the Backstopper, and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of the Backstopper, enforceable against it in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(b)	The Backstopper and its general partner are duly organized, validly existing and in good standing under the laws of their jurisdictions of organization and the Backstopper has all necessary power and authority to execute and deliver this Agreement resulting from its acceptance hereof and to perform its obligations hereunder and consummate the transactions contemplated hereby;

(c)	The execution and delivery of this Agreement by the Backstopper’s general partner, on behalf of the Backstopper, and the performance by the Backstopper of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, violate or conflict with (i) any judgment, order, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets, (ii) the Backstopper’s general partner’s articles, bylaws and constating documents and the Backstopper’s limited partnership agreement, or (iii) any material agreement binding upon the Backstopper;

(d)	There is no proceeding, claim or investigation pending before any Governmental Entity, or, to the knowledge of any of the senior officers or directors of the Backstopper’s general partner and the Backstopper, threatened against the Backstopper’s general partner or the Backstopper or any of its properties that, individually or in the aggregate, would reasonably be expected to have an adverse effect on the ability of the Backstopper to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; and

(e)	It has, and on the Closing Date will have, regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time, the financial ability and sufficient funds to make and complete the payment for all of the Backstopped Shares and the availability of such funds will not be subject to the consent, approval or authorization of any Person(s).

(f)	The Backstopper (i) is not resident in the United States or a U.S. Person, (ii) was not offered any Rights or any Common Shares acquired pursuant to this Agreement in the United States, (iii) is not acquiring any Rights or any Common Shares acquired pursuant to this Agreement for the account or benefit of a person in the United States or a U.S. Person, and (iv) has not acquired any Rights or any Common Shares acquired pursuant to this Agreement as a result of any form of “directed selling efforts”. For purposes of this Section 4(f), the terms “United States”, “U.S. Person” and “directed selling efforts” shall have the respective meanings ascribed to such terms in Regulation S under the US Securities Act.

All representations and warranties of the Backstopper contained in this Agreement shall survive the implementation of the Recapitalization Proceedings for the benefit of the Company.

5.	Representations and Warranties of the Company

The Company represents and warrants to the Backstopper (and the Company acknowledges that the Backstopper is relying upon such representations and warranties) that:

(a)

This Agreement has been duly executed and delivered by it, and, assuming the due authorization, execution and delivery by the Backstopper, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(b)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to own its properties and assets and to conduct its business, and to execute and deliver this Agreement resulting from its acceptance hereof and to perform its obligations hereunder and consummate the transactions contemplated hereby;

(c)	Except as disclosed in the Disclosure Letter, the execution and delivery of this Agreement by the Company and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not violate or conflict with (i) any judgment, order, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, (ii) its articles, bylaws and constating documents or (iii) any material agreement binding upon the Company;

(d)	Other than CIBC World Markets Inc. and its affiliates, the Company and its Subsidiaries have engaged no brokers or finders entitled to compensation in connection with the Rights Offering;

(e)	All Common Shares issuable upon the exercise of the Rights, the Backstopped Shares and any Common Shares otherwise issuable pursuant to Section 6(b) have been or shall be duly authorized, validly issued, fully paid and non-assessable;

(f)	There is no proceeding, claim or investigation pending before any Governmental Entity, or, to the knowledge of any of the senior officers or directors of the Company or its Subsidiaries, threatened against the Company, its Subsidiaries or any of the foregoing’s properties that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(g)	Each of the Rights and the Common Shares issuable upon exercise of the Rights or otherwise issuable in payment of the amounts described in Section 3(i) have been or, as of the Plan Effective Date, shall be conditionally approved for listing and posting for trading on the TSX, subject to receipt of final documentation;

(h)

The Company is a “reporting issuer” and not on the list of reporting issuers in default under Canadian Securities Laws. At the time of its mailing and as of the Closing Date, the Information Circular will comply, in all material respects, with the requirements of all Applicable Securities Laws, and at the time of its mailing and as at the Closing Date, the information and statements contained therein, together with the documents incorporated by reference, will be true and correct in all material respects, contain no misrepresentations and will constitute full, true and plain disclosure of all material facts (as such term is construed under Applicable Securities Laws) relating to the Securities; provided, however, that this representation and warranty shall not apply to any information contained in the Information Circular relating to the Backstopper which it has approved in writing for inclusion therein;

(i)	At the time of its filing and as of the Closing Date, the Registration Statement (and any amendments or supplements thereto) will comply, in all material respects, with US Securities Laws and will not, as of the effective date of the Registration Statement and as of the applicable filing date as to any amendment or supplement to the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading; provided, however, that this representation and warranty shall not apply to any information contained in the Registration Statement or any amendment or supplement thereto relating to the Backstopper which it has approved in writing for inclusion therein;

(j)	The Company has not engaged in any “direct selling efforts” (as such term is defined in Regulation S under the US Securities Act) in respect of the Rights or the Common Shares issuable upon exercise of the Rights or otherwise issuable in payment of the amounts described in Section 3(i);

(k)	As of the Plan Effective Date, the Rights and the Common Shares issuable upon exercise of the Rights (except those issuable in payment of the amounts described in Section 3(i)) shall (i) be freely tradable in Canada (provided that the trade is not a “control distribution” as defined in Canadian Securities Laws, no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, no extraordinary commission or consideration is paid to a person or company in respect of the trade, and if the selling security holder is an insider or officer of the Company, the selling security holder has no reasonable grounds to believe that the Company is in default of Canadian Securities Laws), and (ii) be eligible for immediate resale on or through the facilities of the TSX; and

(l)	Subject to the completion of the filings and other matters contemplated herein, the distribution of the Securities by the Company on the Rights Issuance Date and the Closing Date, as applicable, will comply with all Applicable Securities Laws.

All representations and warranties of the Company contained in this Agreement shall survive the implementation of the Recapitalization Proceedings for the benefit of the Backstopper.

6.	Closing and Conditions

(a)

The closing of the issuance by the Company and the purchase by the Backstopper of the Backstopped Shares hereunder shall be completed at the offices of Stikeman Elliott LLP in Toronto, Ontario at 8:00 a.m. (Toronto time) on the Closing Date or at such other time and/or on such other date and/or at such other place as the Company and the Backstopper may agree upon in writing (the “Closing Time”).

(b)	Subject to and in accordance with the terms and conditions of this Agreement, on the Closing Date, the Backstopper shall pay, in immediately available funds by wire transfer to an account designated by the Company or by certified cheque payable to the Company, an amount equal to the aggregate Issue Price that is payable for the Backstopped Shares and the Company shall deliver to the Backstopper Common Shares representing (i) the Backstopped Shares paid for in accordance with the foregoing, and (ii) the Common Shares to which the Backstopper is entitled pursuant to Section 3(i), all in accordance with the instructions provided by the Backstopper.

(c)	The respective obligations of each of the Company and the Backstopper to complete transactions contemplated hereby are subject to the following conditions being satisfied in full on or before the Closing Date (other than any conditions that, by their terms, cannot be satisfied until the Closing Date):

(i)	the Recapitalization shall have been completed in accordance with its terms;

(ii)	there shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of the Company or the Backstopper, pending or threatened, including, without limitation by or before any Governmental Entity, in relation to the Rights Offering or the Securities, any of which is reasonably likely to be successful against the Company and which suspends or ceases trading in the Rights or the Common Shares or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing);

(iii)	there shall not be any order issued by a Governmental Entity pursuant to Laws, nor shall there be any change of Law, in either case which suspends or ceases trading in the Rights or the Common Shares or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing); and

(iv)	the listing and posting on the TSX of the Common Shares issuable upon exercise of the Rights or otherwise issuable in payment of the amounts described in Section 3(i) shall have been approved by the TSX, subject to receipt of final documentation.

(d)

The obligation of the Backstopper to complete the purchase of the Backstopped Shares is subject to the following conditions being satisfied in full on or before the Closing Date, which conditions are for the exclusive benefit of the

Backstopper, any of which may be waived, in whole or in part, by the Backstopper:

(i)	all actions required to be taken by or on behalf of the Company, including the passing of all requisite resolutions of the directors of the Company and all requisite filings with any Governmental Entity will have occurred on or prior to the Closing Date, so as to validly authorize the Rights Offering (including the execution and filing of the Registration Statement) and to create and issue the Securities, in each case having the attributes contemplated in the Information Circular and the Registration Statement, and the Company will have taken all requisite actions, including the passing of all requisite resolutions of the directors of the Company, and have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all Governmental Entities required in connection with the Rights Offering and the other transactions contemplated herein, including the purchase of Backstopped Shares by the Backstopper;

(ii)	the Backstopper shall have received legal opinions dated as of the Closing Date satisfactory to the Backstopper, acting reasonably, collectively confirming that: (A) the Common Shares issuable upon exercise of the Rights or otherwise issuable in payment of the amounts described in Section 3(i) shall be duly authorized, validly issued and fully paid and non-assessable; (B) the issuance of the Rights and the issuance of the Common Shares issuable upon exercise of the Rights or otherwise issuable in payment of the amounts described in Section 3(i) shall comply with Canadian Securities Laws; and (C) the issuance of the Rights and the Common Shares issuable upon exercise of the Rights (except those issuable in payment of the amounts described in Section 3(i)) shall be freely tradable in Canada (provided that the trade is not a “control distribution” as defined in Canadian Securities Laws, no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, no extraordinary commission or consideration is paid to a person or company in respect of the trade, and if the selling security holder is an insider or officer of the Company, the selling security holder has no reasonable grounds to believe that the Company is in default of Canadian Securities Laws);

(iii)	all terms and conditions of the Rights Offering included in the Information Circular and the Registration Statement and any other related document prepared by the Company for distribution or circulation shall have been acceptable to the Backstopper and shall not have been changed in any material respect unless otherwise agreed to in writing by the Company and the Backstopper;

(iv)	the Backstopper will have received at Closing a certificate dated the Closing Date and signed by an officer of the Company certifying that:

(A)	no order, ruling or determination, having been issued by any Governmental Entity, or change of Law, in any such case, having the effect of preventing, restricting or suspending the sale or distribution of the Rights, or suspending or ceasing the trading of the Common Shares or any other securities of the Company (including, without limitation, the Rights) that is continuing in effect and no inquiry, investigation (whether formal or informal) or other proceedings for that purpose having been instituted or are pending or, to the knowledge of such officers, having been contemplated or threatened under any of the Applicable Securities Laws or by any Governmental Entity;

(B)	the Company has duly complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be complied with up until Closing; and

(C)	the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Date, in each case after giving effect to the transactions contemplated by this Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties will be true and correct as of the Closing Time, and all such matters will in fact be true and correct as at the Closing Time; provided that such certificate or certificates may be revised to reflect that any representation or warranty which for any reason was not true and correct as at the Plan Effective Time, and identified as such by the Company at the Plan Effective Time (along with the reason such representation or warranty was not true and correct at such time) in the certificate to be delivered to the Backstopper pursuant to Section 13(a) of the Recapitalization Agreement, can continue at Closing to not be true and correct for that reason; and

(v)	no Material Adverse Change shall have occurred after the date hereof and prior to the Closing Time.

(e)	The obligations of the Company to complete the issuance of the Rights and the Common Shares issuable upon the exercise of the Rights or otherwise issuable in payment of the amounts described in Section 3(i) is subject to the following condition being satisfied in full on or before the Closing Date, which condition is for the exclusive benefit of the Company, which may be waived, in whole or in part, by the Company:

(i)	the Company will have received at Closing a certificate dated the Closing Date and signed by an officer of the Backstopper certifying that:

(A)	the Backstopper has duly complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be complied with up until Closing; and

(B)	the representations and warranties of the Backstopper contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Date, in each case after giving effect to the transactions contemplated by this Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties will be true and correct as of the Closing Time.

(f)	Each of the Company and the Backstopper agrees that it will use commercially reasonable efforts to cause the conditions set forth in this Section 6 to be satisfied on or before the Closing Date to the extent that such conditions relate to acts to be performed or caused to be performed by such party.

7.	Indemnification

(a)	Subject to the performance by the Backstopper of its obligations hereunder, the Company covenants and agrees to protect, indemnify and hold harmless the Backstopper for and on behalf of itself and for and on behalf of and in trust for each of its affiliates and its and their respective directors, officers, shareholders, partners, employees and agents (collectively, the “Indemnified Parties”) from and against any and all direct and indirect losses, claims, damages, liabilities, costs or expenses which any of them may be subject to or suffer or incur:

(i)	by reason of or in any way arising, directly or indirectly, out of any misrepresentation or alleged misrepresentation in the Information Circular and/or the Registration Statement (other than a misrepresentation in the Information Circular or the Registration Statement attributable to information provided by or on behalf of the Indemnified Parties in respect of themselves);

(ii)	by reason of or in any way, directly or indirectly, out of any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any Governmental Entity or by any other Person, based upon any misrepresentation or alleged misrepresentation in the Information Circular and/or the Registration Statement (other than a misrepresentation in the Information Circular or the Registration Statement attributable to information provided by or on behalf of the Indemnified Parties in respect of themselves);

(iii)	the non-compliance or alleged non-compliance by the Company with any requirement of Applicable Securities Laws or any other Laws in connection with the Rights Offering; and/or

(iv)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Company contained herein.

(b)	The indemnification by the Company contained in Section 7(a) will not apply in respect of any losses, claims, damages, liabilities, costs or expenses caused or incurred by (i) reason of or arising out of any misrepresentation, order, inquiry, investigation or other matter or thing referred to herein which is based upon or results directly from any information relating solely to the Backstopper that the Backstopper provided to the Company in writing, or (ii) reason of or arising out of any Indemnified Party’s fraud, gross negligence or wilful misconduct.

(c)	In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Indemnified Parties, such Indemnified Party shall promptly notify the Company and the Company shall promptly retain counsel who shall be reasonably satisfactory to such Indemnified Party to represent such Indemnified Party in such claim, action, suit or proceeding, and the Company shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

(d)	In any such claim, action, suit or proceeding, the applicable Indemnified Party shall have the right to retain other counsel to act on such Person’s behalf, provided that the fees and disbursements of such other counsel shall be paid by such Indemnified Party unless:

(i)	the Company and such Indemnified Party shall have mutually agreed to the retention of such other counsel; or

(ii)	the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Company and such Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences).

In no event shall the Company be required to pay the fees and disbursements of more than one set of counsel in any one jurisdiction for all of the Indemnified Parties in respect of any particular claim, action, suit or proceeding or related set of claims, actions, suits or proceedings.

(e)

The obligations of the Company under this Section 7 shall survive completion of the Rights Offering and the termination of this Agreement. The Company shall not, except with written the consent of the Indemnified Party, in the defence of any such claim or litigation, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

8.	Backstopper Termination Events

This Agreement may be terminated by the delivery to the Company of a written notice by the Backstopper, in the exercise of its sole discretion, upon the occurrence and, if applicable, the continuation of any of the following events:

(a)	the Recapitalization Agreement has been terminated for any reason;

(b)	breach by the Company of any representation or warranty set forth herein which breach would cause the condition in section 6(d)(iv)(C) not to be satisfied or failure by the Company to comply in all material respects with, or default by the Company in the performance or observance of, any term, condition, covenant or agreement set forth in this Agreement, which breach, failure or default is not cured within five Business Days after the receipt of written notice of such breach, failure or default;

(c)	if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which suspends or ceases trading in the Rights or the Common Shares for a period greater than one Business Day;

(d)	if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, which operates to prevent or restrict (i) the lawful distribution of the Securities or (ii) the Securities (other than the Backstopped Shares) from being (A) freely tradable in Canada (provided that the trade is not a “control distribution” as defined in Canadian Securities Laws, no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, no extraordinary commission or consideration is paid to a person or company in respect of the trade, and if the selling security holder is an insider or officer of the Company, the selling security holder has no reasonable grounds to believe that the Company is in default of Canadian Securities Laws) or (B) eligible for immediate resale on or through the facilities of the TSX, including, without limitation, by virtue of the Company failing to obtain final listing approval from the TSX;

(e)	any Material Adverse Change occurs at any time following the execution of this Agreement by the Backstopper; and

(f)	the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Section 6 hereof) has not occurred on or before such date that is 120 days after the date hereof.

9.	Company Termination Events

This Agreement may be terminated by the delivery to the Backstopper of a written notice by the Company, in the exercise of its sole discretion, upon the occurrence and, if applicable, the continuation of any of the following events:

(a)	the Recapitalization Agreement has been terminated by the Company for any reason;

(b)	breach by the Backstopper of any representation or warranty set forth herein which breach would cause the condition in section 6(e)(i)(B) not to be satisfied or failure by the Backstopper to comply in all material respects with, or default by the Backstopper in the performance or observance of, any term, condition, covenant or agreement set forth in this Agreement, which breach, failure or default is not cured within five Business Days after the receipt of written notice of such breach, failure or default;

(c)	the Rights Offering is not approved by the TSX; or

(d)	if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which operates to prevent or restrict the lawful distribution of the Securities.

10.	Mutual Termination

This Agreement, and the obligations of the Parties hereunder, may be terminated by mutual agreement between the Company and the Backstopper.

11.	Effect of Termination

Upon termination of this Agreement pursuant to Section 8, Section 9 or Section 10 hereof, this Agreement shall be of no further force and effect and each Party hereto shall be automatically and simultaneously released from its commitments, undertakings, and agreements under or related to this Agreement, except for the rights, agreements, commitments and obligations under Sections 7 and 12, all of which shall survive the termination, and each Party shall have the rights and remedies that it would have had it not entered into this Agreement and shall be entitled to take all actions, whether with respect to the Recapitalization or otherwise, that it would have been entitled to take had it not entered into this Agreement.

12.	Miscellaneous

(a)	The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

(b)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(c)	Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in Canadian dollars.

(d)	This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(e)	The Company acknowledges and agrees that any waiver or consent that the Backstopper may make on or after the date hereof has been made by the Backstopper in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Company hereunder.

(f)	Any person signing this Agreement in a representative capacity (i) represents and warrants that he/she is authorized to sign this Agreement on behalf of the Party he/she represents and that his/her signature upon this Agreement will bind the represented Party to the terms hereof, and (ii) acknowledges that the other Parties hereto have relied upon such representation and warranty.

(g)	This Agreement may be modified, amended or supplemented as to any matter by an instrument in writing signed by the Company and the Backstopper.

(h)	Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which the Parties agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(i)	All notices, consents and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by PDF/email transmission, in each case addressed to the particular Party:

(i)	If to the Company, at:

200 Bay Street, Royal Bank Plaza, South Tower, Suite 2350 P.O. Box 93 Toronto, Ontario M5J 2J2

Attention:	Tess Lofsky, Vice President, General Counsel & Corporate Secretary
Email:	tlofsky@nap.com

with a required copy (which shall not be deemed notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario M5L 1B9

Attention:	Simon Romano/Jennifer Legge/Elizabeth Pillon
Email:	sromano@stikeman.com/jlegge@stikeman.com/lpillon@stikeman.com

(ii)	If to the Backstopper, at:

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario

M5J 2T3

Attention:	David Nowak
Email:	David.Nowak@brookfield.com

with a required copy (which shall not be deemed notice) to:

Torys LLP

TD Centre

79 Wellington Street West, 30th Floor

Toronto, Ontario M5K 1N2

Attention:	Cornell C.V. Wright/David Bish
Email:	cwright@torys.com/dbish@torys.com

or at such other address of which any Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or transmission thereof.

(j)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(k)

The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties hereto, except that without such consent the Backstopper may assign any or all of its rights and obligations hereunder to one or more other Persons, provided that no such assignment or direction to any such Person shall relieve the Backstopper of its obligations hereunder; provided further that if the Backstopper shall have assigned all of its rights and obligations hereunder the

Backstopper shall, immediately following the Closing Date, be deemed fully released from all of the Backstopper’s obligations hereunder.

(l)	This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party submits to the jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating to this Agreement. The Parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

(m)	The Parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, present or future, and whether sounding in contract, tort or otherwise. Any Party may file a copy of this provision with any court as written evidence of the knowing, voluntary and bargained for agreement between the Parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Agreement or any of the transactions contemplated by this Agreement shall instead be tried by a judge or judges sitting without a jury.

(n)	Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

(o)	This Agreement may be executed by facsimile or other electronic means and in one or more counterparts, all of which shall be considered one and the same agreement.

[Signature pages follow]

NORTH AMERICAN PALLADIUM LTD.

By:	/s/ Phil du Toit
Name:	Phil du Toit
Title:	President and Chief Executive Officer

By:	/s/ Dave Langille
Name:	Dave Langille
Title:	Chief Financial Officer

BCP III NAP L.P., by its administrative general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ David Nowak
Name:	David Nowak
Title:	Managing Partner

By:	/s/ J. Peter Gordon
Name:	J. Peter Gordon
Title:	Managing Partner

[Signature page to Backstop Agreement]

SCHEDULE A

DEFINITIONS

Definition	Section or Page Number
“Additional Subscription Privilege”	Section 1(b)

“Agreement”	Page 1 (1st paragraph)

“Backstopper”	Page 1 (1st paragraph)

“Backstopped Shares”	Section 2(a)(i)

“Basic Subscription Privilege”	Section 1(a)

“Closing Time”	Section 6(a)

“Common Shares”	Page 1 (2nd paragraph)

“Company”	Page 1 (1st paragraph)

“Debentureholders”	Page 1 (2nd paragraph)

“Debentures”	Page 1 (2nd paragraph)

“Indemnified Parties”	Section 7(a)

“Party” or “Parties”	Page 1 (4th paragraph)

“Plan”	Page 1 (2nd paragraph)

“Recapitalization”	Page 1 (2nd paragraph)

“Recapitalization Agreement”	Page 1 (2nd paragraph)

“Recapitalization Proceedings”	Page 1 (2nd paragraph)

“Recapitalization Terms”	Page 1 (2nd paragraph)

“Registration Statement”	Section 3(c)

“SEC”	Section 3(c)

“Term Sheet”	Page 1 (2nd paragraph)

“US Securities Act”	Section 3(c)

In addition, the following terms used in this Agreement shall have the following meanings:

“Applicable Securities Laws” means, collectively, the Canadian Securities Laws and US Securities Laws.

“Backstop Fee” means the fee in the amount of Cdn.$1,500,000, which will be fully earned as of the date of the Information Circular and payable by the Company to the Backstopper on the Closing Date in Common Shares at a deemed price of Cdn.$5.97 per Common Share.

“Canadian Securities Laws” means all applicable Laws, regulations, rules, policies or instruments of any Securities Commission or like body in Canada.

“Closing Date” means the second Business Day following the Expiry Time, or such other date as required by this Agreement or as may be agreed by the Company and the Backstopper.

“Disclosure Letter” means the letter entitled “Disclosure Letter” delivered by the Company to the Backstopper on the date hereof.

“Expiry Time” means 5:00 p.m. (Toronto time) on the date set forth in the Information Circular, such date and time being the date and time on which the Rights shall expire and become null and void and such date being the 21st day following the Rights Issuance Date (unless such date is extended with the consent of the Backstopper).

“Information Circular” means the notices of meeting and accompanying management information circular to be prepared by the Company and distributed to holders of Debentures and Common Shares in connection with the meetings of such holders to consider and vote on the Plan, all in accordance with applicable order(s) of the Court.

“Issue Price” means, for each of the Common Shares issuable upon the exercise of Rights, Cdn.$5.97.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity.

“Plan Effective Date” means the date on which the Plan is implemented.

“Plan Effective Time” means the time on which the Plan is implemented.

“Qualifying Jurisdictions” means the provinces and territories of Canada.

“Record Date” means the record date for the purpose of the Rights Offering, which date shall be 10 trading days after the day on which the Plan Effective Time occurs.

“Rights Issuance Date” means the date on which the Company issues the Rights to Shareholders.

“Securities” means, collectively, the Rights, the Common Shares issuable upon the exercise of the Rights, the Backstopped Shares and any Common Shares otherwise issuable pursuant to Section 6(b).

“Securities Commissions” means, collectively, the securities commissions or other securities regulatory authorities in each of the Qualifying Jurisdictions;

“Subsidiaries” means corporations in which the Company has “control” as defined in the Canada Business Corporations Act.

“US Securities Laws” means all applicable Laws, regulations, rules, policies or instruments of any securities commission, or like body in the United States.